Avadain

Graphene can change our world. Avadain's green manufacturing technology produces the quality of flakes industry has been waiting for. Global patent portfolio. Panasonic backed. Commerce Department grant.


UNLEASHING THE GRAPHENE REVOLUTION

Invest

$100 minimum investment

DEADLINE: July 28, 2022

in a month

SHARE PRICE

$4

TOTAL RAISED

$676,700

VALUATION

$20,360,000

4(a)(6) offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

Materials define an age. We believe that graphene is the material of our age. It has the potential to make our world cleaner, healthier, more prosperous and sustainable.

AVADAIN, INC. is upscaling our globally patented process to manufacture large, thin and nearly defect free graphene flakes to meet the pent-up demand for the super material of the 21st Century.

Our high-quality flakes, produced in industrial volumes at a reasonable price, should meet the need of >80% of the vast global market for graphene flakes — estimated in the tens of billions of dollars. These flakes can be used by many clean tech, deep tech, industrial, defense, manufacturing and life sciences companies.

With initial recognition and backing from **Panasonic Intellectual Property Corporation of America** and a March 2022 **$3.77 million project grant from the US Department of Commerce**, Avadain is now seeking to upscale our technology, expand our patent portfolio and produce samples to support our licensing activities.

Avadain is ready to unleash the Graphene Revolution.


2022 AD
Graphene Age
1980 AD
Silicon Age
1950 AD
Plastics Age
1850 AD
Steel Age
500 BC
Iron Age
3300BC
Bronze Age
5500 BC
Copper Age
2.6 million BC
Stone Age

PROBLEM

We believe that virtually no other companies are currently focused on manufacturing industrial quantities of large, thin, and nearly defect free graphene flakes at affordable price.

INDUSTRY IS FORCED TO WORK WITH SUBOPTIMAL MATERIALS - Today, companies are forced to work with suboptimal quality materials referred to as 'graphene' but in reality the materials they're working with are graphene oxide, graphene nanoplatelets and graphite.

NO INDUSTRIAL VOLUMES OF AFFORDABLY PRICED GRAPHENE FLAKES - Hundreds of billions of dollars of graphene-enabled products are waiting to enter the market. But, there is no source of high-quality graphene flakes in industrial volumes at an acceptable price.

NEWS AND VIEWS | 08 October 2018

The war on fake graphene

The material graphene has a vast number of potential applications — but a survey of commercially available graphene samples reveals that research could be undermined by the poor quality of the available material.

SOLUTION

Avadain's globally patented, breakthrough technology can overcome the three obstacles to widespread use of graphene flakes — quality, price & quantity.

Quality is Critical - *Avadain's* process eliminates most defects while manufacturing flakes that are both larger and thinner, averaging 55^2 microns in surface area and 2-5 atomic layers thick.

Flakes Have to Be Affordable - *Avadain's* process can be scaled to relatively inexpensive mass production to manufacture flakes at a price acceptable to industry, enabling democratization of graphene.

Industry Needs Tons of High Quality Flakes, Not Grams - *Avadain's* environmentally-friendly and safe process is targeted to produce 2 metric tons per line per year.

Avadain's flakes should meet about 80% of the market need.

> **"A wide range of industries have an immediate need for high quality graphene flakes. We decided to invest in Avadain because of its excellent manufacturing technology and its impressive global patent portfolio."**
>
> *- Rod Turner, Managing Partner,*
> *Manhattan Street Fund*

KEY INVESTMENT HIGHLIGHTS


IP-protected, breakthrough technology
Strong manufacturing development partners
Rapid, flexible commercial scaling
Licensing business model = capital light + recurring revenue
Market inflection point – now
Experienced leadership team

DEAL HIGHLIGHTS

- Graphene could change our world. Graphene can be more important to the 21st Century than plastics were to the 20th Century
- Mass production of graphene-enabled products is held back because **there is no technology to produce industrial quantities of reasonably priced high-quality graphene flakes**
- Avadain has **successfully demonstrated a breakthrough and green manufacturing process to produce high-quality flakes**
- Avadain has granted patents in 10 countries with patents pending in 9 more
- We have the team, including strong partners, to **upscale graphene flake manufacturing to high-throughput, continuous production**, which is partially funded by a generous US Department of Commerce grant
- Upscaling our technology, expanding the patent portfolio and producing samples to support our licensing activities **is the focus of our capital raise**
- Driven by our experienced team, **Avadain plans to license its technology** to meet existing and projected demand for excellent quality flakes to advanced materials manufacturers, enabling rapid growth and unleashing the Graphene Age

> **"We are truly pleased with Avadain's progress and especially the US Department of Commerce grant. We are also gratified with the US Commerce Department's trust that Avadain's high quality graphene flakes can be upscaled to meet the need for industrial quantities of this super material."**
>
> *- Takuya Tanaka, President of Panasonic Intellectual Property Corporation of America*

WHAT IS GRAPHENE?

Graphene aims to become one of the most disruptive materials of all time. It's designed to be the lightest, strongest, thinnest, best thermal & electricity-conducting material ever discovered. It is expected to revolutionize electric vehicles, batteries, sensors, renewable energy & medicine ... to name just a few.

Graphene is a thin layer of graphite that is 10 or fewer atoms thick. It was discovered in 2004 at the University of Manchester by Professors Andre Geim and Kostya Novoselov, who won the 2010 Nobel Prize in Physics.


GRAPHENE
0.142 nm
LIGHT!
RIGID
200X STRONGER THAN STEEL
PERFECT THERMAL CONDUCTOR
Flexible, transparent & green

Graphene's Unique Qualities

- Strength (150,000,000 psi) – 200x stronger than steel
- Flexibility – bendable
- Thin – 1 million times thinner than a sheet of paper
- Light – a 1 gram sheet would cover a soccer field
- Heat conductivity – best material for conducting heat
- Electrical conductivity – nearly perfect conductor
- Electronic properties – electrons move through graphene at close to the speed of light
- Invisibility – transmits 97% of light (glass window transmits 80%-90%)
- Impermeability – enables water filtration & purification



"You can take an elephant, balance that elephant on a pencil, and put the pencil on graphene, and the graphene will not break."
- Dr. Michio Kaku

MARKET

Emerging technologies research firm IDTechEx says the market is at a tipping point for the Graphene Age. The global graphene market is projected to grow from USD $620 million in 2020 to USD $1.4 billion by 2025, at a CAGR of 19%, according to MarketsandMarkets. Vantage Market Research goes further, projecting the global graphene market will grow to $2.526 billion by 2028.


Plastics?
I have one word for you...
No! Graphene.

> "The market for graphene is at a tipping point, with long periods of R&D now starting to translate into significant purchase orders. For a long time, the graphene market was overwhelmingly driven by a 'materials push' . . .. Now, that has transitioned into 'market pull' ..."
>
> - Dr Richard Collins
> *IDTechEx Principal Analyst*


IDTechEx Research
Expected inflection point based on availability of inferior quality graphene
Million USD
2017
2018
2019
2021
2028
Transparent conducting films
Mechanically enhanced composites
Conductive inks and adhesives
Supercapacitors
Li sulphur batteries
Silicon anode batteries
Li ion batteries
Research/Equipment
Sensors



Graphene "is not even one material. It is a huge range of materials. A good comparison would be to how plastics are used."

- Prof. Andre Geim

Nobel Laureate

There are hundreds of applications across leading growth industries that need Avadain's high quality graphene flakes, including:



Space Exploration

- Craft hulls & shielding
- Heat dissipation
- Microelectronics



Electronics

- Semiconductors & transistors
- Conductive inks
- Display screens



Aviation

- Lighter & stronger composite parts
- Lightning strike protection
- Coatings with imbedded sensors



Renewable Energy

- Solar PV films & coatings
- Wind turbine blades
- Battery storage



Electric Vehicles

- Supercapacitors
- Safer & longer lasting batteries
- 3-D printed composite parts



Medicine

- Biosensors
- Drug delivery
- 3-D bioprinting



Defense

- Survivability/force protection
- Radar signature reduction
- Supersonic speed capabilities



Filtration

- Water membranes
- Air filters
- Hazardous waste processing

"We are extremely excited to use Avadain's superior graphene raw materials to achieve N98-N99 filtration efficacy in our next generation of graphene-based filter mask."

- Linh Le,
CEO, Flextrapower Inc.

GRAPHENE FOR NATIONAL SECURITY

With the Russian invasion of the Ukraine and China flexing its military muscle, graphene has become a critical material for U.S. National Security. The stakes could not be higher.

Federal agencies, such as DOD, NASA, DOE, NRO & others, need a reliable source of industrial quantities of this strategically critical material.

The US must compete with China's concerted efforts to dominate the global graphene supply chain. China's 13th Five-Year Plan (2016-2020) lists graphene as a leading sector of the national economy. *China Daily* reports that "[a]round 3,000 Chinese companies are exploring uses for graphene, . . . while half of the world's graphene-related patents have been filed in China."

As the National Reconnaissance Office observed, *"The challenge is producing it in large quantities"*.



Graphene armored Chinese Z-10 attack helicopter

OUR TECHNOLOGY

Nearly Defect-Free Graphene Flakes

Oxygen trapped in flakes accounts for most of the defects which inhibit graphene's remarkable qualities. Avadain's patented process uses optimized Electrochemical Exfoliation and Expansion in an inert environment, resulting in nearly defect-free flakes.

Chemisorption of reducing hydrogen helps exfoliate graphite into low-defect graphene flakes with little oxidation in the graphene structure, contrasting the popular Hummer's Method using very strong oxidizing agents to exfoliate graphite into graphene oxide flakes with too many hard-to-remove defects.


Standard
Our approach
Graphite
Oxygenation
Hydrogenation
OH
O
O
OH
Graphene-
Oxide
Hydrogenated
Graphene
H
H
H
H
H
H
Reduction
Thermal desorption
OH
Defects
Residual oxygen
Graphene
No defects

Our Disruptive Graphene Flakes

Avadain's technology produces large, thin and very few defected graphene flakes with a 70%+ yield using a new, green process which can be upscaled to high-throughput production lines for mass-producing quality graphene at acceptable cost.


AVADAIN
Liquid Phase Exfoliation
Graphene Oxide
100 µm
1 µm
1 µm
• Thin and large
• High exfoliation efficiency
• Very few defects
• Thick and small
• < 1% exfoliation efficiency
• Few defects
• Thin and small
• High exfoliation efficiency
• Many defects

BUSINESS MODEL

Avadain plans to implement a capital efficient revenue model based on licensing our technology to companies whose core competency is to manufacture advanced materials. We also plan to license to companies whose business requires an assured supply of high-quality graphene flakes.

Note: Please be aware that this company is at the pre-revenue stage. These forward-looking statements are not guarantees of future performance and involve a high degree of known and unknown risks, uncertainties, assumptions, and other important factors, many of which are beyond the control of the Company and its management.

Our licensing model enables rapid and flexible scaling to meet the forecasted explosive demand from industry and government. Driven by our experienced management team, Avadain plans to license our technology to:

- **Advanced materials manufacturers.** These companies have the technical expertise, business experience and customer contacts to support manufacturing, marketing and selling of high-quality graphene flakes. Many of these companies have the capability to tune Avadain's graphene flakes to meet specific, end-user needs.
- **Niche graphene materials manufacturers (various industry verticals).** Most graphene companies are focused on making graphene-enhanced products. Avadain's technology offers these companies the ability to manufacture their own low-cost, high-quality graphene flakes.
- **Certain mission-critical users (seeking consistent quality and reliable supply)**. Some industries need a reliable source of industrial volumes of high-quality graphene flakes, including aviation, space, national security, and medicine. These flakes can be optimized to specific application requirements.

TRAJECTORY

Avadain has successfully demonstrated the benefits of its high-quality flakes in a supercapacitor. Adding 0.50% of our flakes to a supercapacitor enabled very rapid charging/discharging, 100% depth of discharge and increased power density. It also enabled constant specific capacitance as the discharge current increases, whereas other flakes have declining specific capacitance.

Avadain engaged the Rapid Advancement in Process Intensification Deployment (RAPID) Institute, a part of the Manufacturing USA network, as project manager to work with Southwest Research Institute (SwRI) and our team to upscale Avadain's technology. SwRI has significant expertise in electrochemistry and RAPID is expert at scaling batch processes to continuous manufacturing. RAPID is a non-profit public/private partnership between the US Department of Energy and the American Institute of Chemical Engineers. SwRI is also a non-profit research institute located in San Antonio, Texas.

Avadain plans to provide licensees with the design for a mass production graphene flake manufacturing plant, together with an engineering package and implementation support.

RAPID®

Transforming Process Industries


The *Wall Street Journal* calls the development of graphene "An impending turning point in high tech as important as silicon and integrated circuitry were half a century ago."
The *Telegraph observed* "It's not often that a new substance comes along that is so useful, it defines an era."
"Graphene may be the most remarkable substance ever discovered," says *The New Yorker*
Pulitzer-Prize nominee and high-tech visionary Michael Robinson says graphene "will soon have a pervasive impact on the U.S. economy – and the entire human race."

INTELLECTUAL PROPERTY

- Strong IP position is core to *Avadain's* value creation
- The US' #1 IP law firm, Fish & Richardson, drafted & filed a comprehensive patent application in 2016
- Parent patent granted in the US (#10,662,537), Brazil, Brazil (divisional), China, Europe, Germany, India, Israel, Japan, Russia, Russia (divisional) & Singapore
- Patents pending in Australia, Canada, Chile, China, Indonesia, Israel (divisional), Japan (divisional), Korea, Malaysia, Mexico, Singapore (divisional), US (continuation) & Vietnam
- The second patent was filed in 2019 in the US (#16/569,264), followed by a PCT in September 2020

FISH.
FISH & RICHARDSON

"Avadain is focused on the importance of intellectual property for its continued success. The team has significant IP expertise, with many years of experience."

- Yuichiro Takayanagi,
Panasonic's designated director on Avadain's Board

CONTINNUAL INNOVATION

Avadain recognizes that the long-term competitive advantage of our technology licensing requires ongoing innovation and optimization of our graphene flake manufacturing technology.

We anticipate that the development of continuous flow of manufacturing graphene flakes will support additional patent applications over the next few years, and additional patents beyond that.



"Continued innovation is the best way to beat the competition."
- Thomas Edison

TEAM



Brad Larschan

CEO

Brad Larschan co-founded Avadain and has been involved with the development and patenting of Avadain's technology since 2016. He has served on Avadain's Board of Directors since its inception and arranged early investment in Avadain's technology by Panasonic. Mr. Larschan has extensive experience in the development and commercialization of breakthrough technologies, including co-founding and leading Bastille LLC, which commercializes disruptive technologies created by universities and research institutions worldwide. Mr. Larschan has extensive expertise in patenting to support commercialization and enforcement of IP-based technologies. He is a member of the IAM Strategy 300: The World's Leading IP Strategists, which identifies individuals leading the development and implementation of strategies that maximize the value of IP portfolios. Mr. Larschan has held leadership roles in a number of start-up and early-stage companies since 1993. Before that, he was an international lawyer in Washington, DC. Mr. Larschan has a BS (magna cum laude) in journalism and politics from Boston University; MA (high honors) from the Fletcher School of Law and Diplomacy (concentration: international law, international security studies, diplomatic history & international energy policy); JD (cum laude) from Boston College Law School.



Ericka Wojack

COO/CFO

Ericka Wojack co-founded Avadain and has served on its Board of Directors since its inception. She is responsible for overseeing the financial and operational activities of Avadain. Ms. Wojack has extensive experience managing growth and the cash position of start-up and early-stage companies. As CFO of Bastille LLC, she helped value and structure numerous license agreements. Since 1995, she was President of The Salisbury Group LLC, which advised high net worth individuals on early-stage investments, as well as providing strategic advice to start-up and early-stage companies. Prior to this, she was COO of The House of Windsor Collection and the Managing Director for Petersen Consulting's London office, where she advised clients on risk exposure. Ms. Wojack has a BBA (Finance) from the University of Wisconsin at Madison and an EMBA (summa cum laude) from the University of Memphis. She is a member of the Institute of Management Accountants, where she is a Certified Management Accountant and Certified in Financial Management.



Ryan Tian

CSO

Ryan Tian has an unusual mix of academic achievement, entrepreneurial spirit and industry experience. In addition to being Avadain's Chief Science Officer, he is an associate professor at the University of Arkansas (UArk), where his lab primarily focuses on developing new nanotechnologies viable to large-scale industrial manufacturing. He has published >100 papers and is an inventor/co-inventor on numerous patents. In 2000-2001, Dr. Tian managed an R&D team and three production lines' 24/7 operations (~200 people) at AXT (Fremont, CA, the USA #1 III-V semiconductor manufacturer). While at AXT, Dr. Tian created a new engineering route to boost productivity of a production line by 50%, controlled QA/QC of products out of raw materials ($5MM/day), and managed compliance with California OSHA regulations. In parallel, he built the same production-lines (~200 people) in Asia and achieved similar operational success. Dr. Tian joined the faculty of UARK in 2004, where he co-founded the Journal of Nanotechnology for Engineering & Medicine, the American Society for Nanomedicine, and the Arkansas Institute for Nanoscience/Engineering. Dr. Tian earned his Ph.D. (1998, major in Inorganic Chemistry and minor in Chemical Engineering and Materials Science) from the University of Connecticut. He did his postdoc at the University of California-Davis and Sandia National Labs.



Phil Van Wormer

CCO

Phil Van Wormer is a co-founder of Avadain and responsible for its manufacturing scale-up and marketing. He has over 40 years of experience leading the development and global commercialization of over 50 new technologies, products and services including advanced membranes, films, polymers and aerospace composites, sustainable micro grids, super capacitors and ultra-efficient electric vehicles. Mr. Van Wormer has held senior executive positions at Fortune 500 companies, including DuPont and GE, as well as CEO and Chief Commercial Officer roles for early-stage private equity and venture capital backed technology companies. His manufacturing experience includes leading the turnaround of a $100 million polymer manufacturing operation in Texas and the start-up of a new film manufacturing facility in Japan. During his career, he has also been involved in a number of entrepreneurial endeavors, including wireless spectrum development and off-grid solar systems. Mr. Van Wormer holds a Chemical Engineering degree from Tufts University.

PRESS

February 2022

Memphis Business Journal: Memphis startup Avadain looks to unlock the ‘revolutionary’ potential of graphene

FlipBoard: Memphis startup Avadain looks to unlock the 'revolutionary' potential of graphene

FinancialContent.com: Memphis startup Avadain looks to unlock the 'revolutionary' potential of graphene

march 2022

The Graphene Council: Graphene Flake Manufacturing Company Avadain Inc.’s Upscaling to Mass Production of ‘Super Material’ Receives $3.77 Million Federal Grant

Graphene-Info: Avadain receives $3.77 million grant to upscale its graphene flakes tech to mass production

Memphis Business Journal: Startup Avadain scores federal funds, prepares to upscale graphene manufacturing process

Darik News: Avadain receives $3.77 million grant to scale its graphene flakes technology into mass production

Business Fast-UK Business and Finance News: Startup Avadain scores federal funds, prepares to upscale graphene manufacturing process – The Business Journals

Graphene.tv (China): Avadain□□377□□□□□□□□□□□□□□□□□□□□□□□□□

Academic Papers

S. Roscher, et al., “High voltage electrochemical exfoliation of graphite for high-yield graphene production,” RSC Adv., 2019, 9, 29305

USE OF PROCEEDS

If the offering's maximum amount of $5,000,000 is raised:

Use	Value	% of Proceeds
Upscaling graphene production	$2,262,500	45.3%
Payroll	$1,200,000	24.0%
Intellectual property	$500,000	10.0%
Marketing	$442,500	8.8%
Accounting/Legal/Operations	$350,000	7.0%
Intermediary fees	$245,000	4.9%

TERMS

This is an offering of Class A-1 Common Stock, under registration exemption 4(a)(6), in Avadain, Inc.. This offering must raise at least $10,000 by July 28, 2022 at 9:59pm ET. If this offering doesn’t reach its *target*, then your money will be refunded. Avadain may issue additional securities to raise up to $5,000,000, the offering’s *maximum*.

If the offering is successful at raising the maximum amount, then the company’s implied valuation after the offering (sometimes called its *post-money valuation*) will be:

6,340,000 shares
× $4 per share

$25,360,000 implied valuation

PITCH DECK

Avadain Pitch Deck

FINANCIALS

These financial statements have been audited by an independent Certified Public Accountant.

CPA audit report

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on March 29, 2022
- Form C/A on April 1, 2022
- Form C/A on May 20, 2022

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn
- Twitter
- Facebook

UPDATES

Jun 10, 2022 • Hello Avadain Community!

Jun 9, 2022 • Hello Avadain Community! Time is running out...

Jun 7, 2022 • Hello Avadain Community! Avadain has...

Jun 6, 2022 • Hello Avadain Community, We are ecstatic to...

Jun 4, 2022 • Avadain Inc. Community, Today, Start-up...

Jun 1, 2022 • Hello Avadain Community, We are ecstatic to...

May 27, 2022 • Avadain has successfully demonstrated a...

May 27, 2022 • Avadain Inc. Community, We are ecstatic to...

May 25, 2022 • How Graphene Can Revolutionize Our...

May 20, 2022 • Hello Avadain Community,

May 20, 2022 • Filed Form C/A

May 17, 2022 • Lead graphene researcher joins Avadain's...

May 10, 2022 • Avadain Inc. Community, Avadain has a globally...

May 9, 2022 • Avadain Inc. Community, We were featured in a...

May 9, 2022 • Hello Avadain Community – In a recent Twitter...

Apr 19, 2022 • Hello Avadain Community! Investment Research...

Apr 13, 2022 • Hello Avadain Community! The Graphene Age has...

Apr 6, 2022 • Avadain Community, Avadain Inc. has globally...

Apr 1, 2022 • Filed Form C/A

Mar 31, 2022 • Avadain Inc. Community, Have you heard of...

Mar 29, 2022 Primary offering of 1,250,000 shares at $4

Mar 29, 2022 Filed Form C

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